Exhibit 16.1

November 20, 2018

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

We have read the first five paragraphs included in Item 4.01(a) of Form 8-K of Northern Power Systems Corp. dated November 20, 2018, expected to be filed with the Securities and Exchange Commission on November 20, 2018, and are in agreement with the statements concerning our Firm in those paragraphs.

We have no basis to agree or disagree with the other statements included in such Form 8-K.

Very truly yours,

/s/ RSM US LLP